SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934

Filed by the Registrant                          [x]
Filed by a Party other than the Registrant       [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.1a-11(c)
       or Section 240.1a-12

                             E-SYSTEMS, INC.
            -------------------------------------------------
            (Name of Registrant as Specified In Its Charter)

                             E-SYSTEMS, INC.
            -------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
       or 14a-6(j)(2)

[ ]   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3)

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
       and 0-11
      1) Title of each class of securities to which transaction applies:
      2) Aggregate number of securities to which transaction applies:
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11;*
      4)   Proposed maximum aggregate value of transaction:

           *Set forth amount on which the filing is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.
       1)  Amount previously paid:
       2)  Form, Schedule or Registration Statement No.:
       3)  Filing Party:
       4)  Date Filed:

                          E-SYSTEMS, INC.


Dear Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Wednesday, April 27, 1994, at the Corporate Offices, 6250 LBJ Freeway, Dallas, Texas. Notice of the meeting and proxy statement are attached. Please read them carefully.

     This year, in addition to the election of directors, you are being asked to approve a proposal regarding the 1994 Stock Option Plan adopted unanimously by the Board of Directors on October 27, 1993. The plan is intended to attract able people to the Company, to furnish key employees with an incentive to remain with the Company and also to increase the interest of key employees in the Company's welfare. The Board of Directors recommends unanimously that you approve this proposal.

     All stockholders are cordially invited to attend the meeting. If you plan to attend, please return the enclosed, postage paid request for admission so we may be sure we can accommodate all interested stockholders. Whether or not you plan to attend the meeting in person, you are urged to date and sign the enclosed proxy and return it promptly in the envelope provided, to which no postage need be affixed if mailed in the United States. If you attend the meeting and desire to vote in person, you may revoke your proxy. Prompt response by our stockholders will reduce the time and expense of solicitation.

                                        Sincerely,

                                        Gene Keiffer
                                        Chairman of the Board


March 25, 1994

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of E-Systems, Inc. will be held at its Corporate Offices, 6250 LBJ Freeway, Dallas, Texas, on Wednesday, April 27, 1994 at 10:00 a.m., Dallas time, for the following purposes:

     (1) To elect four directors, each to hold office for a term of three years.

     (2)   To consider and vote upon the proposed 1994 Employee
Stock Option Plan.

	(3)	To transact such other business as may properly come
before the meeting or any adjournment thereof.

	Only holders of E-Systems, Inc. Common Stock of record at the close of business on March 4, 1994 are entitled to notice of and to vote at the meeting.


                               By Order of the Board of Directors,


                               James W. Crowley
                               Secretary


Dallas, Texas
March 25, 1994

P. O. Box 660248  Dallas, Texas  75266-0248   Phone (214)661-1000

                         E-SYSTEMS, INC.

                         PROXY STATEMENT
                               FOR
                  ANNUAL MEETING OF STOCKHOLDERS
                    To Be Held April 27, 1994

     This Proxy Statement and the accompanying form of proxy are first being mailed on or about March 25, 1994 to stockholders of E-Systems, Inc. (the "Company") to solicit proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held April 27, 1994. The accompanying proxy is being solicited on behalf of the Board of Directors of the Company.

     Proxies in the accompanying form which are properly executed and returned will be voted at the meeting and any adjournments thereof in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows: (a) FOR the election as directors of the four persons named under "Election of Directors-- Nominees for Directors"; (b) FOR the approval of the 1994 Employee Stock Option Plan; and (c) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy by delivering a written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

                  RECORD DATE AND VOTING SECURITIES

     The record date for stockholders entitled to vote at the meeting is the close of business on March 4, 1994, at which time the Company had issued and outstanding 33,948,943 shares of $1.00 par value Common Stock ("Common Stock").

                         QUORUM AND VOTING

     A majority of the shares of the Common Stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes withheld will be excluded entirely from the vote and will have no effect. With regard to the approval of the 1994 Employee Stock Option Plan, abstentions will be counted as present for purposes of determing quorum and will be treated as a vote against the proposal. A broker non-vote will have no effect on the outcome of the election of directors or the proposal to approve the 1994 Employee Stock Option Plan. A holder of Common Stock shall be entitled to one vote for each share held on all matters coming before the Annual Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of the holders of a plurality of the shares represented and entitled to vote at the meeting. The Board of Directors recommends that the stockholders vote FOR each of the four nominees set forth under "Election of Directors--Nominees for Directors".

     The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is required to adopt the 1994 Employee Stock Option Plan. The Board of Directors recommends that the stockholders vote FOR the adoption of the 1994 Employee Stock Option Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

	The following table sets forth persons known to the Company to own beneficially 5% or more of the total outstanding Common Stock as of the record date.

                      Title of   Amount and Nature of    Percent of
Name and Address        Class    Beneficial Ownership    Class of(2)
- ----------------    -----------  -----------------       -----------
E-Systems, Inc.
 Employee Stock
Ownership Trust and
Employees'            Common
 Retirement Trusts(1) Stock      5,986,624 Shares        17.52%

P.O. Box 660248
Dallas, Texas   75266-0248

- -----------------------------

     (1) Under the terms of the Company's Employee Stock Ownership Plan (the "ESOP") shares of the Company's Common Stock owned by the Company's Employee Stock Ownership Trust (the "ESOT") are, until allocated to accounts of participating employees, voted by the trustees of the ESOT as directed by a committee of employees (the "Committee") appointed by the Board of Directors. The shares of the Company's Common Stock held by the ESOT and allocated to accounts of participating employees are required to be voted by the trustees in accordance with the instructions of such employees. If no such instructions are received, the allocated shares are to be voted as the Committee in its discretion may direct. The Company has been advised by the members of the Committee that they will instruct the trustees of the ESOT to vote all of the shares of Common Stock which they are entitled to vote for the election as directors of the persons named under "Election of Directors -- Nominees for Directors" and for the approval of the 1994 Employee Stock Option Plan. There were 4,512,032 shares held by the ESOT as of the record date.

          Shares of the Company's Common Stock held by the Employees' Retirement Trusts (the "Retirement Trusts") are voted as the trustees of such trusts in their discretion shall determine.
The trustees are appointed by the Board of Directors of the Company and may be removed by the Board of Directors at any time without cause. The trustees of the Retirement Trusts are James W. Crowley, Art E. Hobbs and James W. Pope all of whom are Vice Presidents of the Company. The Company has been advised by the trustees that the Retirement Trusts will vote all shares of Common Stock held by the Retirement Trusts for the election as directors of the persons named under "Election of Directors -- Nominees for Directors" and for the approval of the 1994 Employee Stock Option Plan. There were 1,474,592 shares held by the Retirement Trusts as of the record date.

     (2) Percent was determined using an aggregate of 34,161,246 shares of Common Stock to be outstanding which includes shares subject to options which are exercisable within 60 days.

                   SECURITY OWNERSHIP OF MANAGEMENT

     The following table indicates the Common Stock of the Company beneficially owned as of February 4, 1994 by each Director, each nominee for Director, by each of the named Executive Officers and by all Executive Officers and Directors as a group:

                                  Amount and Nature of      Percent
     Name of Beneficial Owner    Beneficial Ownership    of Class(1)
     ------------------------    --------------------    -----------
     James A. Bitonti                   1,000                  *
     E. F. Buehring                    10,000                  *
     James W. Crowley                  57,714(2)               *
     Charles A. Gabriel                   -0-
     C. Roland Haden                      -0-
     Terry W. Heil                     51,816(3)               *
     Martin R. Hoffmann                   500                  *
     E. Gene Keiffer                   53,664(4)               *
     S. Lee Kling                      11,502                  *
     A. Lowell Lawson                  84,516(5)               *
     Peter A. Marino                   10,439(6)               *
     Francine I. Neff                     800                  *
     David R. Tacke                    25,766                  *
      All Executive Officers and Directors as a Group
           (21persons)                473,134(7)               1.38%

- ----------------------

*   Ownership of less than 1% of the outstanding Common Stock.

     (1) Percent was determined using an aggregate of 34,158,895 shares of Common Stock to be outstanding, which includes shares subject to options which are exercisable within 60 days.

     (2) Includes 41,834 shares covered by options exercisable within 60 days and 7,247 shares allocated in Mr. Crowley's ESOP account.

     (3) Includes 45,334 shares covered by options exercisable within 60 days and 682 shares allocated in Dr. Heil's ESOP account.

     (4) Includes 18,261 shares allocated in Mr. Keiffer's ESOP account.

     (5) Includes 45,000 shares covered by options exercisable within 60 days and 5,966 shares allocated in Mr. Lawson's ESOP account.

     (6) Includes 6,667 shares covered by options exercisable within 60 days and 272 shares allocated in Mr. Marino's ESOP account.

     (7) Of the shares of Common Stock indicated as beneficially owned by the officers and directors as a group, 212,303 shares represent the aggregate number of shares the group has the right to acquire beneficial ownership within sixty days; and 49,449 shares represent the shares allocated to their individual ESOP accounts, including 11,504 shares from a predecessor savings and investment plan.

                           ELECTION OF DIRECTORS

General

     The Certificate of Incorporation provides that the term of each director elected at the Annual Meeting of Stockholders is three years. At present the Company's Board of Directors consists of nine directors, of whom three have terms of office expiring in 1994, three have terms of office expiring in 1995 and three have terms of office expiring in 1996.

     LeVan Griffis, a member of the 1994 directors' class, died in December 1993. Therefore, four directors are to be elected at this Annual Meeting. The contribution to the Company and Stockholders by Dr. Griffis will be greatly missed, as will his friendship and guidance.

Nominees for Directors

     The following are nominees for election as directors of the Company for a term of office expiring at the Annual Meeting of Stockholders in 1997 or until their respective successors shall have been elected and qualified. Should any nominee become unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board of Directors, each of the nominees intends to serve the entire term for which election is sought.

Nominees for Election for a Three-Year Term Ending in 1997

C. Roland Haden, age 53. Dr. Haden is Vice Chancellor and Dean of Engineering, Texas A&M University, College Station, Texas. He has held that position since 1993. From 1991 to 1993, he was Vice Chancellor for Academic Affairs and Provost, Louisiana State University, Baton Rouge, Louisiana. Prior to that time he was Professor and Dean of Engineering and Applied Sciences from 1989 to 1991; Provost, ASU West Campus, from 1988 to 1989; Vice President for Academic Affairs from 1987 to 1988 and from 1978 to 1987, Professor and Dean of Engineering and Applied Sciences, Arizona State University, Tempe, Arizona. He is a fellow of the Institute of Electrical and Electronic Engineers and the American Society for Engineering Education and a director of Inter-Tel, Inc., which manufactures, sells and installs digital phone sytems. Dr. Haden is expected to be appointed March 23, 1994 to fill a vacancy on the Board of Directors created by the death of LeVan Griffis. He is nominated to stand for election to a full three-year term.

Martin R. Hoffmann, age 62, has been a director since 1987. Mr. Hoffmann, Attorney-at-Law, is a Senior Visiting Fellow, Center for Technology, Policy and Industrial Development, Massachusetts Institute of Technology, Cambridge, Massachusetts. From May 1989 until April 1993, Mr. Hoffmann served as Vice President, General Counsel and Secretary of Digital Equipment Corporation, Maynard, Massachusetts, a manufacturer and marketer of computer systems. Prior to that time he was a partner in the law firm of Gardner, Carton and Douglas of Washington, D.C. for more than ten years. Mr. Hoffmann has held various executive positions with the Federal Government, including that of Secretary of the Army from August 1975 to February 1977 and General Counsel to the Department of Defense from March 1974 to August 1975. He is a member of the Board of Advisors of Lincoln Laboratories, Boston, Massachusetts. Mr. Hoffmann was first elected to the Board of Directors in April 1987 to fill a newly created directorship.

E. Gene Keiffer, age 64, has been a director since 1983. Mr. Keiffer is the Chairman of the Board of the Company, having been elected to that position on April 25, 1989. Mr. Keiffer is scheduled to retire in August 1994, after which he will continue to be a Director of the Company. Mr. Keiffer had served as the Chief Executive Officer of the Company from April 25, 1989 until January 26, 1994; and as President of the Company from April 22, 1987 to April 1989; and as Senior Vice President- Electronic Systems Group from November 1983 to April 1987; and as Vice President and General Manager of the Garland Division from September 1975 to November 1983. Mr. Keiffer was first elected to the Board of Directors by the retirement of a predecessor. Mr. Keiffer is Chairman of the Executive Committee of the Board of Directors.

Francine I. Neff, age 68, has been a director since 1978. Mrs. Neff is Vice President of NETS, Inc., Albuquerque, New Mexico, a privately held investment company, a position she has held for at least the past five years. She was a Vice President of Rio Grande Valley Bank of Albuquerque, New Mexico from September 1977 until December 1981. Mrs. Neff is a former Treasurer of the United States and was the National Director, United States Savings Bond Division, United States Treasury. Mrs. Neff is also a director of Hershey Foods Corporation, D. R. Horton, Inc., homebuilders, and Louisiana-Pacific Corporation, which produces timber and timber-related products. She is a member of the Audit Committee and was recently elected Chairman of the Committee. She is also a member of the Compensation and Benefits Committee of the Board of Directors.


Directors Continuing in Office Until the 1995 Annual Meeting of
Stockholders

James A. Bitonti, age 63, has been a director since 1988. Mr. Bitonti is Chairman and Chief Executive Officer of BITCO International, Inc., a start-up company with offices in Poughkeepsie, New York and Fairfax, Virginia. Until his retirement in July 1987, Mr. Bitonti had been employed in various executive capacities with International Business Machines Corporation. Mr. Bitonti is a director of Crompton & Knowles Corporation, a specialty chemical company. Mr. Bitonti was elected to the Board of Directors of the Company in December 1988 to fill an existing vacancy on the Board. He is a member of the Audit Committee and a member of the Compensation and Benefits Committee of the Board of Directors.

S. Lee Kling, age 65, has been a director since 1978. Mr. Kling is Chairman of the Board of Kling Rechter & Co., a merchant banking company which operates in partnership with Barclays Bank PLC. He served as Chairman of the Board of Landmark Bancshares Corp., a bank holding company located in St. Louis, Missouri from 1974 through December 1991, when the company merged with Magna Group, Inc. He served additionally as the company's Chief Executive Officer from 1974 through October 1990.

     He is a director of Bernard Chaus, Inc., a women's apparel manufacturer; Top Air Manufacturing Company, a manufacturer of spraying equipment for the agricultural industry; Falcon Products, Inc., furniture manufacturer; Hanover Direct, Inc., mail order merchandiser; Lewis Galoob Toys, Inc.; National Beverage Company, a manufacturer and distributor of cola and multi-branded soft drinks and Magna Group, Inc., a bank holding company. He is a member of the Audit Committee and until recently was its chairman. He has been a member of the Compensation and Benefits Committee of the Board of Directors and in January 1994 became its chairman.

David R. Tacke, age 71, has been a director since 1969. Mr. Tacke is a rancher and an investor. From April 22, 1987 until his retirement in April 1989, he was Chairman of the Board of Directors and Chief Executive Offficer of the Company. He had been President of the Company since November 1983. Mr. Tacke is a member of the Executive Committee of the Board of Directors.

Directors Continuing in Office Until the 1996 Annual Meeting of
Stockholders

E. F. Buehring, age 78, has been a director since 1965.  E. F.
Buehring was Vice Chairman of the Board of Directors from 1969 until his retirement in 1973 and was President and Chief Executive Officer of the Company from its beginning in 1965 until 1969.

Charles A. Gabriel, age 66, has been a director since 1990. General Gabriel joined the Board on March 28, 1990 to fill a vacancy created by the death of John W. Dixon. Since General Gabriel's retirement as Chief of Staff of the United States Air Force in June 1986, he served as Executive Vice President, and subsequently, Vice Chairman, of Hicks & Associates, a management consulting firm located in McLean, Virginia until March 1990. Before becoming U.S. Air Force Chief of Staff, he served as Commander in Chief of U.S. Air Forces in Europe and Commander of Allied Air Forces, Central Europe. General Gabriel served as Chairman of the Board of Flight International Group, Inc., an aviation services fixed base operator from September 1, 1991 to September 4, 1992. He is a director of Riggs National Bank of Virginia, GEC-Marconi Electronic Systems, Inc. and Greenwich Air Services, Inc., a company that repairs, refurbishes and overhauls gas turbine engines.

A. Lowell Lawson, age 56, has been a director since 1983. Mr. Lawson is the Chief Executive Officer of the Company, having been elected to that position January 27, 1994. Mr. Lawson is also the President of the Company, having been elected to that position April 25, 1989. Prior to that, Mr. Lawson was Executive Vice President since April 1987 and had served in various senior executive positions for more than 5 years. Mr. Lawson was first elected to the Board of Directors November 1, 1983, to fill a vacancy created by the retirement of a predecessor. Mr. Lawson is a member of the Executive Committee of the Board of Directors.

                           IN MEMORIAM
                           LeVan Griffis
                             1916-1993

Emeritus Director, Industrial Relations and Professor of Civil and Mechanical Engineering, Southern Methodist University
Director of the Company:  1966-1993
Scholar, Humanitarian, Patriot, Friend and Colleague.


Meetings of the Board of Directors and Committees

     The Board of Directors met eleven times during 1993. The Board of Directors has a standing Audit Committee and a Compensation and Benefits Committee, but does not have a Nominating Committee. Among its functions, the Audit Committee recommends to the Board the appointments of the firm elected to be independent certified public accountants for the Company; reviews with the independent certified public accountants the Company's annual audit, annual financial statements and the independent certified public accountants' letter to management on internal controls and other matters; reviews the adequacy of the Company's internal controls, accounting systems and the impact of proposed accounting policies; and reviews the Company's credit and financial arrangements. Messrs. Gabriel, Bitonti, Kling and Mrs. Neff are members of the Audit Committee.
The Audit Committee met four times during 1993.

	The Compensation and Benefits Committee recommends to the Board of Directors the salaries for all Company officers, and approves and sets the salaries for all employees whose annual salary exceeds $120,000. The Committee determines and authorizes the annual incentive compensation for officers and other employees. The
Committee also grants stock options and restricted stock awards to certain key employees under the Company's Stock Option Plans. Mr. Kling and Mrs. Neff are members of the Compensation and Benefits Committee. Mr. Bitonti became a member of the Committee on January
27, 1994. The Committee met four times and acted by unanimous written consent thirteen times during 1993.

EXECUTIVE COMPENSATION

	The following table shows cash compensation of the Chief
Executive Officer and the four other most highly compensated executive officers of the Company whose cash compensation exceeds
$100,000, for the fiscal years 1993, 1992 and 1991.

Summary Compensation Table

                                                              Long Term
                 Annual Compensation                      Compensation Awards
- ----------------------------------------------------- -------------------------
                                            Other
                                            Annual                  Securities
  Name and                                  Compensa-   Restricted  Underlying   All Other
  Principal        Fiscal  Salary   Bonus                 Stock      Options/     Compen-
  Position         Year      ($)    ($)(1)  tion(2)    Awards($)(3) SAR's(#)(4)  sation($)(5))
- ---------------    ------  ------   ------  -------    ------------ -----------  ------------

E. Gene Keiffer    1993    580,380  440,000    0       126,750      40,000/0     526,914
  Chairman of      1992    537,533  440,000    0             0           0/0     491,861
  the Board        1991    507,580  440,000    0       130,280      50,000/0     464,315
  Officer

A. Lowell Lawson   1993    425,017  345,000    0        84,500      25,000/0     367,150
  President and    1992    397,815  345,000    0             0           0/0     288,169
  Chief Operating  1991    362,768  345,000    0        58,626      30,000/0     244,048
  Officer

Terry W. Heil      1993    304,508  225,000    0        63,375       10,000/0    263,062
  Senior Vice      1992    300,682  225,000    0             0            0/0    182,475
  President        1991    287,191  225,000    0        69,136       20,000/0    153,939

Peter A. Marino    1993    295,169  175,000    0        63,375       10,000/0     99,297
  Senior Vice      1992    290,305  165,000  60,031          0            0/0     89,210
  President        1991     52,885  100,000    0        67,500       10,000/0      1,049

James W. Crowley   1993    284,060  180,000    0        42,250       10,000/0    184,656
  Vice President,  1992    277,739  175,000    0             0            0/0    115,772
  Secretary and    1991    262,203  175,000    0        42,281       14,000/0    159,728
  General Counsel

- -------------

(1)	The Company, in keeping with its compensation practices, uses the term "incentive compensation" rather than "bonus".
(2)	Other Annual Compensation for Mr. Marino includes relocation and moving expenses for the year ended December 31, 1992 only.
(3)	Dividends are paid on restricted stock awards at the same time and at the same rate as paid to all stockholders. On December 31, 1993, Mr. Keiffer held 9,350 restricted shares having a then current value of $396,206. Mr. Lawson held 7,400 restricted shares having a then current value of $313,575, Dr. Heil held 5,800 restricted shares having a then current value of $245,775; Mr. Marino held
3,500 restricted shares having a then current value of $148,312; and Mr. Crowley held 5,000 restricted shares having a then current value of $211,875.
(4)	None of the named individuals holds SAR's, and the company does not intend to grant SAR's.
(5)	Included for Mr. Keiffer is $518,806 which represents an
accrual in connection with a supplemental executive retirement plan (the "SERP"). The SERP accrual for Mr. Lawson was $361,212; Dr.
Heil, $257,474; Mr. Marino, $93,950 and Mr. Crowley, $178,413.  Also
includes for each individual $4,692 allocated in the E-Systems, Inc. Employee Stock Ownership Plan, a qualified ERISA plan, and splitdollar premiums paid as follows: Mr. Keiffer, $3,416; Mr.
Lawson, $1,246; Dr. Heil, $896; Mr. Marino, $655 and Mr. Crowley, $1,551. The split dollar life insurance maintained by the Company pays two times the annual salary life insurance benefit to active executives and a two times final salary to retired executives. The amount included is calculated in accordance with tax regulations from actuarial tables, which factors are multiplied by the current amount of the benefit due the executive based on current compensation or in the case of retired executives, final compensation.

                Option/SAR Grants in Last Fiscal Year

	The following table sets forth certain information on option grants in fiscal 1993 to the Named Executive Officers. The Company does not have any outstanding SAR's.

                                Percent                             Potential Realizable
                                of Total      Exer-                  Value at Assumed
                 Number of      Options/      cise                 Annual Rates of Stock
                 Securities       SAR's       or                    Price Appreciation
                 Underlying      Granted      Base                    for Option Term(2)
                Options/SAR's  to Employees   Price   Expiration  ---------------------
Name            Granted(#)(1)   Fiscal Year   ($/Sh)    Date       5%($)        10%($)
- -------------- --------------  ------------  ------- -----------  --------    ---------
E. G. Keiffer      40,000          4.6%       43.38    11/15/03   1,091,200   2,765,600

A. Lowell
 Lawson            25,000          2.9%       43.38    11/15/03     682,000   1,728,500

Terry W. Heil      10,000          1.2%       43.38    11/15/03     272,800     691,400

Peter A.
   Marino          10,000          1.2%       43.38    11/15/03     272,800      691,400

James W.
   Crowley         10,000          1.2%       43.38    11/15/03     272,800      691,400

All
 Stockholders(3)     N/A           N/A         N/A      N/A       $924 million $2.3 billion
- ------------------

(1)	All options listed were granted pursuant to the 1988 Stock
Option Plan. Option exercise prices are at the market price when granted; the options have a term of 10 years and vest in thirds annually over a three year period beginning with the first anniversary date of the grant. The exercise price and federal tax withholding may be paid in cash or with shares of Common Stock.

(2)	Figures shown under "Potential Realizable Value" are the pre-
tax gains which would be recognized if an executive exercised all of his 1993 options on November 15, 2003 and Common Stock price had grown between November 16, 1993 and November 15, 2003 at the 5% and 10% assumed growth rates set by the Securities and Exchange Commission from $43.38 to $70.66 and $112.52 per share, respectively. The amounts shown are not intended to forecast possible future appreciation, if any, for the price of Common Stock. Since options have been granted at market value, no gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately.

(3)	These amounts represent the increase in market value of
outstanding shares of Common Stock (33,884,797 shares) as of December 31, 1993, that would result from the same stock price growth assumptions used to show the Potential Realizable Values for the Named Executive Officers.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
              AND OPTION VALUES AT DECEMBER 31, 1993

	Shown below is information with respect to the exercise of stock options during fiscal year 1993 and certain information with respect to unexercised options to purchase the Company's Common Stock granted under the 1982 Employee Stock Option Plan and the 1988 Employee Stock Option Plan to the Named Executive Officers and held by them at December 31, 1993.

                                  Number of
                                  Securities        Value of
                                  Underlying       Unexercised
                                  Unexercised      In-the-Money
                                  Options at        Options at
                                  December 31,     December 31,
            Shares                     1993            1993
           Acquired    Value      -------------   -------------
           on Exer-    Real-       Exercisable/    Exercisable/
Name        cise(#)    ized($)    Unexercisable   Unexercisable
- ---------  --------   --------    -------------   -------------
E. Gene
 Keiffer   136,767    1,624,838    16,667/56,666   163,420/163,410

A. Lowell
 Lawson     61,100      787,495    45,000/35,000   517,975/98,050

Terry W.
 Heil            0            0    45,334/16,666   524,890/65,360

Peter A.
 Marino          0            0    6,667/13,333    57,503/28,747

James W.
 Crowley    19,600      213,962   41,834/14,666   511,957/45,750
- -----------------------

(1)	The value of the unexercised in-the-money options represents the difference between the exercise price and the market price on December 31, 1993.

COMPENSATION AND BENEFITS COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

	The Compensation and Benefits Committee of the Board of Directors (the "Committee"), which is composed entirely of independent outside directors, has established a compensation philosophy that seeks to enhance the performance of the Company and thus shareholder value, by linking executive compensation with Company performance. The Committee has the responsibility of establishing appropriate compensation levels for Company officers which are consistent with our compensation philosophy resulting in total compensation that is both competitive and reflective of individual and overall Company performance.

	During the course of performing its duties, the Committee reviews compensation data and analysis provided by both internal compensation specialists and independent professional compensation consulting firms. In addition, during 1993 the Committee was advised and furnished information by an independent compensation consultant concerning the Company's overall approach to executive compensation

	In designing the compensation program, the Committee has established the following:

	--	Compensation levels should be such that the Company can
effectively attract, reward and retain talented and well-qualified executives.

	--	Executive compensation should relate meaningfully to value
created for shareholders and achievement of the Company's short-term and long-term objectives.

	--	A significant portion of executive compensation should be
based on factors which emphasize a pay for performance approach.

	-	Stock ownership should be encouraged to align the
financial interests of the Company's executives with those of its shareholders.

	The Company's executive compensation is based on the following major components, which are intended to serve the overall compensation philosophy:

	Base Salary

	The Committee annually reviews each officer's salary. In determining the appropriate salary amount, the Committee considers level of responsibility, experience, time in position, individual performance, internal equity and external competitive pay practices.
In collaboration with a compensation consulting firm, the Committee devised a mechanism whereby the performance factors of peer companies were graphed against the total revenues of the companies. A line of best fit through these points on the graph results in a "regression curve", which is then drawn through the area where the Company's total revenues fall. Since executive compensation tends to correlate with Company total revenues, the curve allows the Committee to project what the Chief Executive's or Chief Operating Officer's salary in the peer companies compensation would be if that company's revenues were the same as E-Systems. A similar regression curve may be plotted on other performance factors, although other factors tend not to correlate with compensation as much as do revenues. In every case the Named Executive's actual base and total compensation was below the predicted amount for the peer companies, adjusted for their respective sizes.
These curves allows the Committee to project what the expected compensation of the Company's senior executives would be correlated to the performance factors of the other companies. The predicted amount was used simply to confirm the reasonableness of the judgment of the Committee. Although the Committee does not target compensation to a quartile, the regression curve analysis results in a mid-point compensation amount. Since the Committee has found the executives' compensation to be below this point in every case, their compensation, by definition, may be regarded as falling in the second quartile of all similar cases.

 	The peer companies used in the regression analysis were: Hughes Aircraft Company, Rockwell International, Lockheed Corp., Raytheon Co., TRW Inc.,
Texas Instruments, Honeywell Inc., Martin Marietta, Textron Inc., Litton Industries, Northrop Corp., Loral Corp., Harris Corp. and Perkin-Elmer. Selection of these peer companies differs from the companies used in the performance graph. This difference is accounted for by the consulting firm's judgment as well as the availability of the required data.

Incentive Compensation

	The annual incentive award is that portion of compensation which is adjusted upward or downward based on performance. The
Committee places a significant portion of the executive's total cash compensation in this category in order to focus management attention on annual performance results that in turn enhance shareholder value.

  At the beginning of each year, the Chief Executive Officer presents to the Board a proposed business plan which contains specific performance goals. The principal financial performance measures include sales, profits, bookings and backlog. After review and consideration, the approved plan is accepted by the Board as an appropriate standard for measuring performance during the forthcoming year. In addition to the comparison of actual performance against the business plan, the Committee also considers other performance measures such as return on assets, return on capital and profitability. The Company's performance is evaluated in each of these categories and compared with the performance of peer companies to establish a relative performance position. Other general management performance dimensions such as leadership, teamwork and other subjective considerations are also then taken into account.

  Sales were modestly up in 1993 and operating profit performance constituted a new record high for the Company.

 	In determining the amount of incentive compensation to be paid, the Committee considers the performance measures previously described and other compensation survey data to ensure that incentive compensation awards are in keeping with the stated compensation philosophy and that, when added to base salaries, result in a reasonable and competitive total cash compensation package that appropriately reflects the Company's relative size and performance. Although a minimum base salary level for each Named Executive Officer is set by the Committee, incentive compensation is based on performance.


Employment Contracts

 	For many years the Board of Directors of the Company and the Compensation and Benefits Committee have used employment contracts for specified executives to attract, retain, motivate and reward these executives. See the section elsewhere in this Proxy Statement entitled "Employment Agreements". The employment agreements specify an adjustable minimum rate of salary compensation for each of the named executives, therefore, the Committee may increase, but not reduce, each executive's salary. Incentive compensation may vary in the Committee's discretion upward or downward as discussed elsewhere in this report. Likewise, long-term incentives and other compensation provisions of the agreement specify that the executive shall participate in such plans and benefits, but the Committee and the Board of Directors are free to vary the specified benefits in accordance with their best judgment.

Long-Term Incentives

	Long-Term incentives are provided to align the financial interests of the Company's executives, and other key individuals who contribute to the success of the Company, with those of the shareholders. To accomplish this, the Company primarily uses stock options as its long-term incentive vehicle.

 	Stock options are granted at 100 percent of the prevailing market value on the day of grant and to encourage a longer term persepctive, become exercisable in thirds over a three-year period. Therefore, the options are of value to the recipients only if shareholders also benefit from stock price appreciation. It should also be noted that the Committee has not repriced outstanding options, again reinforcing the philosophy that recipients do not benefit from stock price appreciation unless shareholders also benefit.

 	In limited circumstances and for special long-term incentives, restricted stock awards are used. Generally, these restricted stock awards contain a ten-year vesting restriction which also encourages long-term employment with the Company.

 	The number of stock options and/or restricted stock awards granted is based on the recipient's position and level of responsibility, the resulting opportunity to impact on the success of the Company, competitive practices of peer companies and other relevant factors.

 	The granting of stock options is done on a broad base of key employees and currently includes approximately five percent of total employment. The less frequently used restricted stock award is made to a smaller group currently consisting of approximately one percent of all employees, all of whom may be participants in the stock option awards, but each of whom has been identified by the management and confirmed by the Committee as being someone for whom special incentive/retention awards are desirable. The selection of individuals for participation in the stock option programs is accomplished by means of management/supervisory recommendaton and Committee approval. In most cases (and particularly so with a high technology company like E-Systems) the management's success in identifying, rewarding and retaining such people is critical to the enterprise's future success and is measurable, in part, by the current success of the business.

	In determining the Chief Executive Officer's compensation for 1993, the Committee took into account all of the performance measures and other factors previously described, as well as their perception of his past and expected future contributions. Record operating profits were achieved with improved margins that reflected an appropriate focus on program performance. Dividends were increased by nine percent. The Committee has taken note of the Company's successes in pursuit of non-traditional business and the Company's performance in a year of operating in a depressed worldwide economy coupled with declines in defense spending.

	The Committee's analysis also indicates that the Company's performance continues to exceed the surveyed companies' averages, using the criteria discussed above under "Incentive Compensation". The total cash compensation of the Company's Chief Executive Officer is below the survey's predicted value and below the median and average compensation levels paid to chief executive officers at peer companies.


Federal Income Tax Considerations

	In 1993, the Internal Revenue Code was amended to place a $1 million cap on the deductibility on compensation paid to executives of publicly held corporations. The Committee took this change into account, however upon review of the available regulations and interpretations, decided that it would not make the deductibility of the Company's compensation for federal income tax purposes a criterion to be used in establishing compensation of the named executives during the present review cycle. The Committee took into consideration the belief that very little, if any, of the current consideration levels of these executives will be subject to the cap. The Committee continues to recognize that compensation should meet standards of reasonableness and necessity, which have been part of the Internal Revenue Code for many years.

 	This report of the Compensation and Benefits Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated by reference; and shall not otherwise be deemed filed under such Acts.

	This report is being submitted by the remainder of the members of the Compensation and Benefits Committee after the death of its Chairman, LeVan Griffis, on December 22, 1993.


                                     									S. Lee Kling
							                                     		Francine I. Neff

	The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) of the Common Stock from January 1, 1988 through December 31, 1993 with the Standard & Poor's 500 Composite Index and the Standard & Poor's Aerospace-Defense Index.

           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     E-Systems, Inc., S&P 500 and S&P Aerospace-Defense Indices

                   Base
                   Year
                   1988     1989      1990     1991    1992     1993
- ---------------------------------------------------------------------
S&P 500            100     131.69    127.60   166.47   179.15   197.21

S&P Aerospace
  and Defense      100     118.17    123.35   147.46   155.13   201.78

E-Systems, Inc.    100     107.27    122.49   137.65   153.74   166.38


Salaried Retirement Plan

	The persons named in the Summary Compensation Table participate in the E-Systems, Inc. Retirement System Plan (the "Salaried
Retirement Plan"), a defined benefit plan. In 1993, the Company contributed $34,969,581 to the Salaried Retirement Plan, which covers approximately 12,000 employees. These benefits are not subject to any Social Security offset.


Supplemental Executive Retirement Plan

	Effective June 1, 1982 the Board of Directors of the Company adopted the E-Systems, Inc. Supplemental Executive Retirement Plan (the "Supplemental Plan") for the purposes of providing to selected executive employees of the Company retirement income as a supplement to compensation and employee benefits otherwise payable. The participants are those persons selected by the Board of Directors with the approval of the Chairman of the Board and Chief Executive Officer and the Compensation and Benefits Committee of the Board of Directors. Only officers and other key employees, who are expected to contribute materially to the success of the Company's business by their ability, ingenuity and industry, are eligible to participate. Benefits payable under the Supplemental Plan constitute general obligations of the Company. The Supplemental Plan may be amended or discontinued by the Board of Directors at any time; however, such amendment or discontinuance shall not adversely affect the rights of, or reduce the benefits payable to, a participant (or beneficiary) under the Supplemental Plan who has been selected for participation prior to the effective date of such amendment or discontinuance.

		Each of the persons named in the Summary Compensation Table and five other Corporate Officers are covered by the Supplemental Plan, which provides for a retirement benefit equal to a specified percentage of the participant's "Average Monthly Compensation". Amounts payable under the Supplemental Plan are reduced by payments under the Salaried
Plan and the recipient's primary Social Security benefit.  "Average
Monthly Compensation" is defined as the sum of (i) the salary paid the employee during the three consecutive years out of the ten years preceding retirement or disability which yields the highest monthly amount when divided by 36 and (ii) the incentive compensation paid the employee during the three consecutive years out of the ten years preceding retirement or disability which yields the highest monthly amount when divided by 36. The amounts of compensation given on an annual basis in the Summary Compensation Table for each of the persons covered by the Supplemental Plan somewhat overstate the covered compensation used in calculating the Average Monthly Compensation, primarily because of the difference between the accrual method required by the Summary Compensation Table and the cash basis used in the Supplemental Plan calculations.

	The Company has placed an amount of funds approximately equivalent to the actuarial present value of benefits payable under the Supplemental Plan and certain employment contracts for retirement, disability and survivor's benefits with an independent trustee who will distribute the benefit as required under the Supplemental Plan and such employment contracts. The trust is irrevocable and has received favorable rulings by the Internal Revenue Service. The funds in the trust would be subject to the claims of the creditors of the Company in the event of the Company's insolvency or bankruptcy. The establishment and funding of the trust will not increase the benefits due to any participant.

                        PENSION PLAN TABLE

	The following table illustrates the approximate annual retirement benefit for the Named Executive Officers listed in the Summary Compensation Table. The amounts shown are made up of the Primary Social Security Benefit (which can be estimated at approximately $12,000 per year), a joint and survivor pension from the Salaried Retirement Plan (not more than the current statutory limit on such pensions of $118,800 per annum) and the benefit from the Supplemental Plan. Calculations for years of service under the Supplemental Plan are not affected once vesting occurs and all Named Executive Officers listed in the Summary Compensation Table are fully vested. See "Employment Contracts" for a description of the reduced actual amounts to be paid involving certain of the Named Executive Officers if the contracts are not renewed to the mandatory retirement age of 65 for corporate officers.


    Remuneration
   (Average Annual
      36-Month                           Years of Service
    Compensation)(1)                 (at age of retirement)(2)
- ------------------------------------------------------------------
                     14         15        24        38        43
- ------------------------------------------------------------------
      400,000      260,000   260,000   260,000   260,000   260,000
      600,000      390,000   390,000   390,000   390,000   390,000
      800,000      520,000   520,000   520,000   520,000   520,000
     1,000,000     650,000   650,000   650,000   650,000   650,000
     1,200,000     780,000   780,000   780,000   780,000   780,000
- ------------

(1)	Average annual 36 month compensation includes the salary and incentive compensation for the 36 consecutive months of highest such earnings during the last ten years of employment, but excludes the other forms of compensation included in the Summary Compensation Table.

(2)	The years of credited service under the Supplemental Plan for the Named Executive Officers is as follows: Mr. Keiffer: 43 years; Mr. Lawson: 29 years; Dr. Heil: five years; Mr. Marino: three years and Mr. Crowley 23 years.

Employment Agreements

	Mr. Keiffer is employed under an agreement effective October 25, 1989, whereby he has agreed to render his exclusive services to the Company for a period ending August 25, 1994, when he attains the mandatory retirement age of 65. Mr. Keiffer was previously employed under a contract which provided for full vesting of all benefits as of his 60th birthday in August of 1989. These benefits provide for a minimum compensation of $560,000 per year. Mr. Keiffer may also receive such incentive compensation and increases above his minimum salary as the Board of Directors may from time to time approve. These agreements provide that upon Mr. Keiffer's retirement, he shall receive a monthly retirement benefit equal to 65% of his Average Monthly Compensation as defined in the Supplemental Plan. Mr. Keiffer and his wife are to receive medical, hospital and surgical insurance coverage in accordance with levels of benefits maintained by the Company for its executive officers for the remainder of their lives.

 	Upon Mr. Keiffer's death, his widow is to receive 50% of the retirement amount for the remainder of her life. Should Mr. Keiffer become permanently disabled, he is entitled to retire as of the onset of such disability with no diminution in the retirement benefit.

 	During the period any benefits are being paid to Mr. Keiffer under the disability or retirement provisions, he has agreed not to engage in any activities which are directly or indirectly competitive with or in conflict with the interest of the Company. The contract also provides that the employee may be terminated for "cause", defined as the employee's willful refusal, without reasonable excuse, to render services on substantially a full-time basis, conviction of a crime involving moral turpitude, or breach of a covenant not to engage in competing or conflicting activities during the term of the agreement.

	The agreement also provides for the continuation of certain of his business and other perquisites after retirement. These include dues, fees and assessments, and business, but not personal, expenses to maintain membership in three specified country clubs; preparation of federal and state income tax returns, and upon death, preparation of the estate tax returns; estate planning services; home security service, including monitoring and neighborhood patrol as applicable; not less than $250,000 accidental death and dismemberment insurance coverage; and business travel accident insurance in an amount of not less than $300,000 for Mr. Keiffer and $150,000 for his wife.

 	The Company has agreed to furnish Mr. Keiffer as well as other corporate officers, including those persons named in the Summary Compensation Table, certain pre- and post-retirement life insurance benefits. An amount equal to two times their respective annual salaries is to be provided prior to retirement for all corporate officers and for all, except Mr. Keiffer, following their retirement. After Mr. Keiffer retires, the Company is to provide a life insurance benefit equal to two times his annual salary and incentive compensation for the most recent completed year prior to his retirement. The value of this insurance benefit has been included in the Summary Compensation Table.

 	Mr. Lawson is employed under an agreement effective September 27, 1989 as amended which extends the contract's expiration date to January 16, 1998. Under the agreement, he has agreed to render his exclusive services to the Company. After November 30, 1991, Mr. Lawson has vested benefits under the Supplemental Plan, which he may receive following his attaining age 60 on January 16, 1998. The terms and benefits of his employment agreement are otherwise essentially identical to those described for Mr. Keiffer, except that the minimum annual compensation is $465,000.

 	In December 1990 the Board approved an employment contract for Dr. Heil, which replaced a previous contract that expired October
12, 1990. The new agreement provides for a five-year term to February 24, 1995 and two consecutive automatic renewals for an additional five years to February 24, 2000, and three years to February 24, 2003, respectively, if neither Dr. Heil nor the Company notify the other that no renewal is to occur. As of November 22, 1993, Dr. Heil's agreement was amended, effective December 1, 1993, vesting his benefits under the Supplemental Plan, which he may receive upon his reaching age 60 on February 24, 1998. At that time, he may retire and receive a pension equal to 50 percent of Average Monthly Compensation, as that term is defined in the Supplemental Plan. If Dr. Heil completes the renewal period to age 62, the retirement benefit increases to 55 percent of Average
Monthly Compensation and if he completes the second renewal period to age 65, the retirement benefit will be 65 percent of Average Monthly Compensation. Other terms of the employment contract are essentially identical to those described previously for Mr. Keiffer, except that the minimum annual compensation is $295,000.

 	Mr. Crowley has been employed under an agreement effective June 28, 1978, as amended, whereby he agreed to render his exclusive services to the Company for a period ending February 1990. The benefits under this contract are fully vested and Mr. Crowley may retire at any time by furnishing the Board of Directors reasonable notice thereof. Terms of the employment contract are essentially identical to that described for Mr. Keiffer, except that the minimum annual compensation is $280,000.

	Mr. Marino is employed under an agreement dated October 14, 1991 and amended on December 1, 1993 vesting the benefits under the Supplemental Plan for less than 10 years' service. The agreement provides for a five-year term to October 19, 1996 and three automatic consecutive renewals for five years to October 14, 2001, two years to February 3, 2004, and two years to February 3, 2007, respectively, if neither Mr. Marino nor the Company notify the other that no renewal is to occur. At February 3, 2002, Mr. Marino will be 60 years of age. If the contract is not extended beyond February
3, 2001, he may retire and receive a retirement benefit equal to 50 percent of Average Monthly Compensation as that term is defined in the Supplemental Plan. If Mr. Marino completes the second renewal period to age 62, the retirement benefit increases to 55 percent of Average Monthly Compensation, and if he completes the third renewal period to age 65, the retirement benefit will be 65 percent of Average Monthly Compensation. Other terms of the employment contract are essentially identical to those described for Mr. Keiffer, except that the minimum annual compensation is $285,000.

	In each of the aforementioned employment contracts, the Company has assumed the obligation to pay certain fees and expenses of counsel incurred if legal action is required by an executive to enforce his rights under the contract.

Director's Compensation and Retirement

	Directors of the Company are paid a retainer fee of $1,800 per month and $1,120 for each board meeting attended. Directors are also paid
$1,100 per committee meeting for meetings attended, except that the Chairman of the committee is paid $1,400. Directors who are officers of the Company and Mr. Tacke receive no additional compensation for their services as Directors or Committee Member

 	In August of 1987 the Board of Directors established a retirement policy. Directors with ten years or more of service on the Board at the time of retirement are eligible for post-retirement remuneration equal to 100% of the annual Board retainer in effect at the time of retirement payable monthly for a term equal to the length of service of such director on the Board. Upon the director's death, the surviving spouse is entitled to receive the amount of the remainder of such term or until the spouse's death, whichever occurs first.
In addition, during active service and the retirement period a death benefit in the amount of $100,000 payable to the director's surviving spouse is provided. The mandatory retirement age for management directors who are corporate officers, including the Chairman of the Board and Chief Executive Officer, is 65. For outside directors, the mandatory retirement age is 70. All incumbent 1987 directors were excepted from mandatory retirement, although each may avail himself or herself of the provisions of the retirement policy as adopted. If a director has served five years or more on the Board but has not attained retirement age, a pro rata benefit is payable to the director or surviving spouse upon inability to continue service due to illness, disability or infirmity. No retirement benefit or death benefit is payable to a management director who is a participant in the Supplemental Executive Retirement Plan or is receiving supplemental pension benefits payable pursuant to an employment contract.

                    PROPOSAL TO APPROVE THE
               1994 EMPLOYEE STOCK OPTION PLAN

	On October 27, 1993, the Board of Directors of the Company adopted, subject to approval by the stockholders, the 1994 Employee Stock Option Plan (the "1994 Plan") for key employees of the Company. If approved, the 1994 Plan will be effective January 1, 1994, and 2,000,000 shares of the authorized but unissued shares of Common Stock of the Company will be reserved for issuance of stock options, stock appreciation rights and restricted awards. The 1994 Plan incorporates the provisions for the use of the Stock Appreciation Rights Plan which were included in an earlier SAR plan adopted by the Board of Directors January 30, 1979, and approved and ratified by the stockholders at the Annual Meeting held April 18, 1979, as amended. The earlier SAR Plan has expired. No stock options, SAR's or restricted stock awards have been granted under the 1994 Plan. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the annual meeting is required to adopt the 1994 Plan. A copy of the 1994 Plan is attached as Exhibit I.

	The 1994 Plan is specifically designed for the granting of stock options which do not qualify as "incentive stock options" under the applicable federal tax statutes. Adjustments may be made in the number of shares authorized, as well as the number and price of shares subject to outstanding options and awards by the Compensation and Benefits Committee of the Board of Directors (the "Committee") in the event of a stock dividend, stock split or share combination or any other reclassification or reorganization of the Company. The Committee is made up of three outside directors.

	The 1994 Plan provides that, in addition to stock options, shares of the Common Stock may be awarded to key employees, registered in their names and placed in escrow as restricted stock awards. Voluntary disposition of such shares by the employee will be restricted prior to the earliest to occur of the following events: (a) the employee's retirement under the retirement program of the Company or one of its affiliates, then in effect; (b) the employee's death; (c) in extraordinary cases, with the consent of the Committee, delivery of such shares to the employee following the employee's termination of employment prior to retirement or death; or (d) expiration of the period of time specified in the award, not to exceed ten years. The awards are made by the Committee, which may, at the time of making an award, impose additional restrictions upon the voluntary disposition and the release from escrow of the shares awarded (such as, without limitation, permitting such disposition and release only in installments over a period of years) as the Committee may deem to be in the vest interests of the Company and the employee concerned.

	The 1994 Plan provides that the exercise price of each non-statutory option granted thereunder shall not be less than the fair market value of the shares at the date of grant. A restricted share award will be made at a nominal price of $1.00 per share.

	Under the terms of the 1994 Plan, the exercise period for options shall not be for a period of more than ten years from the date of grant, and the Committee may provide for the exercise of options in installments and on such terms, conditions and restrictions as may be determined by the Committee. The options are not transferable except by will and by the laws of descent and distribution. If employment is terminated for any reason, provision is made in the 1994 Plan for exercise of those options exercisable at the date of termination under certain circumstances and within a specified period. Options may be exercised by a holder in accordance with the terms of the original grant following the holder's normal retirement or disability retirement from the Company. Shares subject to an option which is terminated or which expires will again be available for grants under the 1994 Plan. In addition, options may be granted under the 1994 Plan to persons holding existing options under the 1994 Plan or any other plans of the Company.

	For federal income tax purposes, the grant of an option or a SAR under the 1994 Plan will not result in taxable income to the optionee and no taxable income will be recognized by an employee who receives a restricted stock award pursuant to the 1994 Plan until the time at which the restrictions terminate. The exercise of options granted under the 1994 Plan, and the delivery from escrow of shares awarded pursuant to such plan, are conditioned upon the employee's paying the amount of any withholding tax imposed at the time under any provision of the Internal Revenue Code or any law of any other taxing jurisdiction requiring payment of such taxes. The spread between the market value of the shares on the date of option or SAR exercise, or on the date award shares are delivered form escrow, and the price paid for the shares or the option price is taxable to the employee as ordinary income under current federal tax laws. The amount of such spread is also deductible by the Company as additional compensation subject to certain limitations on compensation to executives whose total compensation exceeds $1,000,000. In the case of restricted stock awards, the employee may either pay the withholding tax or instruct the escrow holder to sell for the employee's account, at the best reasonably obtainable price, so many of the shares as may be necessary to obtain the amount to pay such tax and to deliver the balance of the shares to the employee.

	The Committee may permit an employee to pay the exercise price for an option or an award and any required withholding tax by delivering shares of the Company's Common Stock valued at current market prices in exchange for additional shares upon exercise of the employee's option.

	The Committee may terminate options and revoke share awards in the event a participant commits a criminal act resulting in his or her termination of employment.

	The Board of Directors may amend, alter or discontinue the 1994 Plan, but may not, without the approval of, or ratification by, the stockholders, increase the number of shares authorized to be issued under the 1994 Plan, materially increase the benefits accruing to participants in the 1994 Plan, or change the class of employees who are eligible to participate in the 1994 Plan. Without further action of the Board of Directors, the 1994 Plan will terminate on December 31, 2003, and no options or awards will be granted after that date under the 1994 Plan. Approximately 900 employees are currently eligible to participate in the granting of options and awards under the 1994 Plan. The 1994 is administered by the Committee, which determines the employees to whom options or restricted stock awards will be granted, the number of shares to be subject to options or awards, and other terms and conditions governing the options and awards.

	The SAR provisions of the 1994 Plan provide that the Committee may award to key officers and employees at the time options are granted pursuant to the 1994 Plan, or by amendment to an option granted previously under the 1994 Plan, a SAR as an alternative to the exercise of all or part of any option awarded. The SAR permits the optionee to surrender to the Company all or any unexercised portion of an option which is presently exercisable and to receive from the Company Common Stock, cash, or a combination of Common
Stock and cash having an aggregate value equal to the amount by which the fair market value of the Common Stock at the date of surrender exceeds the exercise price. The Committee is entitled to determine the proportion of stock and cash delivered to the employee upon exercise of a SAR, taking into account, among other things, the assistance that may be necessary or useful to give the employee in meeting income tax liabilities arising form the exercise of the SAR.

	Common Stock subject to the surrendered portion of the option upon exercise of a SAR shall not be made the subject of another option under the 1994 Plan. SAR's are not transferable by the optionee otherwise than by will or the laws of descent and distribution, and are exercisable during the optionee's lifetime by the optionee only. Other conditions of the SAR Plan are similar to those of the 1994 Plan, and each SAR granted is subject to such other terms and conditions as the Committee shall impose, including conditions on exercise as may be required to satisfy Rule 16b-3 under the Securities Exchange Act of 1934, as amended (or as required by any successor provision in effect from time to time).

	The closing price of the Company's Common Stock on the New York Stock Exchange on March 4, 1994, was $43.50 per share.

	Management of the Company believes that granting of options, restricted stock awards and SAR's to key employees of the Company will increase their interest in the Company's welfare. The key employees to whom these grants and awards are made are those whom the management believes primarily responsible for management, growth and protection of the business of the Company. The management also believes that the granting of options and awards furnishes an incentive to such key employees to remain in the continuous service of the Company and will assist in the attraction of able persons to to employment opportunities with the Company. At March 4, 1994, only 125,750 shares remain available for future grants under all earlier stock option plans. For these reasons, the directors believe that approval of the 1994 Plan will be beneficial to the Company and its stockholders and recommend adoption of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1994
EMPLOYEE STOCK OPTION PLAN.

           RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

	The Board of Directors has selected Ernst & Young, certified public accountants, who have been the independent public accountants for the Company since 1965, to continue in that capacity for the year 1994. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be afforded an opportunity to make remarks if they desire to do so and will respond to appropriate questions.


            DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

	The date by which shareholder proposals must be received by the Company for possible inclusion in the proxy materials relating to the 1995 Annual Meeting of Stockholders is November 22, 1994.

                           MISCELLANEOUS

	The management knows of no matter other than those described herein that will be presented for consideration at the meeting. If, however, other matters come before the meeting, the proxy holders intend to vote the proxy in accordance with their best judgment in the interest of the Company.

	The cost of solicitation of proxies, including the cost of reimbursing brokers for forwarding proxies and proxy statements to their principals, will be borne by the Company. Proxies may be solicited without extra compensation by officers and employees of the Company by telephone, telegraph or personally. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

	The Company has also retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005 to aid in the solicitation of proxies from the holders of its Common Stock and will pay D. F. King
& Co., Inc. a sum of approximately $15,500 as a fee for its services and will reimburse it for its out-of-pocket expenses.

	The Annual Report to Stockholders covering the year 1993, which includes financial statements, is being mailed to stockholders with this Proxy Statement but does not constitute a part of the proxy solicitation materials.

	Please date, sign and return the proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your proxy will be appreciated as it will save the expense of further mailings.

                               By Order of the Board of Directors,




                                       JAMES W. CROWLEY
                                         Secretary

Dallas, Texas
March 25, 1994

                       E-SYSTEMS, INC.
                      6250 LBJ Freeway
                      Dallas, Texas  75240

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints E. Gene Keiffer and James W. Crowley, or either of them, with power of substitution, as Proxies to vote all stock of E-Systems, Inc., owned by the undersigned at the Annual Meeting of Shareholders to be held at 6250 LBJ Freeway, Dallas, Texas, on Wednesday, April 27, 1994, at 10:00 Dallas time, upon the matters as specified herein:

Election of Directors Nominees:            (change of address)

C. Roland Haden, Martin R. Hoffmann,    -------------------------
E. Gene Keiffer and Francine I. Neff    -------------------------
                                        -------------------------
                                        -------------------------
                                       (If your address has changed,
                                        please provide new address
                                        and mark the box on the
                                        reverse side of this card.)

You may specify your choices by marking the boxes on the reverse side, but you do not need to mark any boxes if you want to vote as recommended by the Company's Board of Directors. The proxies cannot vote your shares unless you sign and return this proxy card.

/x/ Please mark your
    votes as in this
    example.

1.  Election of Directors
    (See Reverse)

                   For         Withheld
                  /  /          /  /

- ------------------------------------
For, except as marked to the contrary above.

2.  Approval of the 1994 Employee Stock Option Plan

                  For          Against          Abstain
                 /  /           /  /             /  /

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                          /  /  Change of
                                                Address Provided


SIGNATURE(S) --------------------------------- DATE ----------
Please sign EXACTLY as your name appears. RETURN THIS INSTRUCTION CARD SO THAT IT WILL REACH THE TRUSTEES NOT LATER THAN 5:00 P.M.,
APRIL 19, 1994.

                                                  											EXHIBIT 1

                          E-SYSTEMS, INC.

                 1994 EMPLOYEE STOCK OPTION PLAN

     This 1994 Stock Option Plan adopted by the Board of Directors of E-Systems, Inc. on October 27, 1993, effective January 1, 1994.

                        W I T N E S S E T H:

     1. Purpose. The Plan is to provide key employees with a proprietary interest in the Company through the granting of options to purchase shares of the Company and the granting of awards of shares of the Company to key employees subject to certain restrictions, as more specifically hereinafter set forth, for the following purposes:

	(a) to increase the interest in the Company's welfare of those key employees who share primary responsibility for the management, growth and protection of the business of the Company;

	(b) to furnish an incentive for such employees to continue their employment and to reward prior and continuing accomplishments in connection with their employment; and

	(c) to provide a means through which the Company may attract able persons to enter its employment.

	2.	Administration.  The Plan shall be administered by the
Compensation and Benefits Committee ("Committee") composed of members of the Board. The Committee, which shall consist of three members unless otherwise set a greater number by the Board, shall be appointed and vacancies shall be filled by the Board. The Committee shall keep minutes of its activities.

	3.	Participants.  The Committee shall determine from time to
time those key employees of the Company or of any Subsidiary corporation of the Company to whom options or stock awards are to be granted and the number of shares optioned or granted to each such employee. Such employees upon the grant of options or award of shares to them shall become participants in the Plan.

	4.	Restrictions on Eligibility.  No option shall be granted
to or award made to:

	(a) any director of the Company who is not an employee of the Company or any of its Subsidiary corporations;

	(b) any executive officer in an amount in excess of 10% of the total number of options granted to all persons in a calendar year;
or

	(c) any person who is the beneficial owner of 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary corporation; or who upon exercise of the option granted or award of the stock awarded would become the beneficial owner of 5% or more of such combined voting power or value of all classes of stock of the Company.

	5.	Shares Subject to the Plan.  The Committee from time to
time may provide for options and awards of Common Stock under this Plan not in excess of an aggregate of 2,000,000 shares of the Common Stock of the Company. These shares shall be made available from either the authorized but unissued Common Stock of the Company or treasury stock held by the Company. Other than shares that have been subject to Stock Appreciation Rights hereunder, any shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted, or are no longer subject to delivery under an award made, under the Plan may be re-offered under the Plan.

	6.	Allotment of Shares.  The Committee shall determine the
number of shares of Common Stock to be offered from time to time by grant of options or awards to key employees of the Company or its Subsidiary corporations. The selection of an employee as a participant in any grant of options or awards under the Plan shall not be deemed to either entitle such employee to, or to disqualify such employee from, any participation in any other grant of options or awards under the Plan.

	7.	Grant of Options and Awards.  The Committee shall be
responsible for and authorized to grant options and awards under the Plan. The grant of options and awards shall be evidenced by agreements containing such terms and provisions as are approved by the Committee, but not more favorable than the terms of the Plan. The Company shall execute such agreements upon instruction from the Committee. Stock Appreciation Rights may be granted from time to time with respect to any options granted under the Plan, as an alternative method of exercise of any option. All provisions, terms and conditions of the E-Systems, Inc. Stock Appreciation Rights Plan ("SAR Plan") adopted January 30, 1979 and approved and ratified by the stockholders on April 18, 1979, and as amended, are incorporated herein by reference. For purposes of such incorporation by reference, the "Stock Option Plan" as defined in the SAR Plan shall be deemed to include this Plan.

	8.	Option and Award Price.  The price of the Common Stock
with respect to which an option or award is granted pursuant to this plan shall be determined by the Committee on the date of grant or award. The exercise price of each option shall be the fair market value of the shares on the date of option grant. The consideration for a restricted stock award shall be nominally $1.00 per share. The Committee shall also determine the fair market value of the stock on the date of grant, and shall set forth the determination in its minutes; provided if the stock is listed on a recognized securities exchange, the fair market value will be taken as the reported average price of the stock on such exchange on the date of grant of the option or award, or if no sale of the stock shall have been reported on such date of grant, on the next preceding day when a sale was reported.

	9.	Stock Option Exercise Period.  The option period shall
commence on the date the Committee authorizes the grant of an option. The Committee may provide any period of time for exercising an option, provided that no option shall be for a period of more than 10 years from the date of grant of the option by the Committee. The Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as may be determined by the Committee.

	10. Rights in Event of Death of Optionee. If a participant dies prior to termination of his or her rights to exercise an option in accordance with the provisions of the stock option agreement without having exercised his or her option as to all shares covered thereby, the Committee may provide that the option may be exercised by the participant's estate or a person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant, vesting the right to all unexercised shares as of the date of the participant's death; provided the period during which the option may be so exercised shall not continue beyond the earlier of 10 years from the date of grant of the option or two years from the date of the participant's death.

	11. Stock Appreciation Rights. At the discretion of the Committee, any option granted, under the Stock Option Plan may include a Stock Appreciation Right, either at the time of grant or, with the consent of the optionee, by amendment. In exercising its discretion hereunder, the Committee shall bear in mind the purpose of the Plan is to encourage the ownership by key employees of the Company's Common Stock.

		A Stock Appreciation Right shall entitle the optionee (or any person having the right to exercise the option after his death pursuant to paragraph 10) to surrender to the Company unexercised all or any part of that portion of the option that is presently exercisable and to receive Common Stock, cash or a combination of Common Stock and cash, as the Committee shall determine. Such
Common Stock, cash or Common Stock plus cash, shall have an aggregate value equal to the amount by which (i) the fair market value (on the date of surrender) of the Common Stock subject to the portion of the option surrendered, exceeds (ii) a valuation determined by the Committee at the time that the Stock Appreciation
Right is granted. In determining, in its sole discretion, what portion, if any, of the amount to which the optionee is entitled shall be paid in cash, rather than Common Stock, the Committee may take into account, among other things, the amount of assistance it may be necessary or useful to give the optionee in meeting his income tax liabilities arising from exercise of the Stock
Appreciation Right.

		Common Stock subject to the surrendered portion of the option shall not be made the subject of another option under the Stock Option Plan. References in this Plan to "options" shall include any Stock Appreciation Right associated with any option if applicable.

	12.  Special Provisions with Respect to Restricted Stock
Awards. The following special restrictions apply to the award of shares by the Committee:

 (a) Shares of Common Stock awarded pursuant to this Plan shall be issued and registered in the name of the employee participant and placed in escrow. The participant may not voluntarily dispose of such award shares prior to the earliest of the following events:

		(i) the participant's retirement under any retirement plan of the Company or a Subsidiary corporation;

		(ii)  the participant's death;

		(iii) in extraordinary cases, with the consent of the Committee, delivery of such shares to the participant following the participant's termination of employment prior to retirement or death; or

		(iv) expiration of the period of time specified in the award, not to exceed ten years.

	(b) The Committee may, but need not, at the time of making of an award, or at any subsequent time prior to expiration of the restrictions set forth in subparagraph (a) above, impose additional restrictions on voluntary disposition and release from escrow of the shares awarded pursuant to this Plan, including, without limitation, permitting disposition and release of shares only in installments over a period of years.

	(c) In order to administer restrictions required or permitted on the release and delivery of award shares to a participant the certificates evidencing such shares awarded hereunder, although issued in the name of the participant, shall be held in escrow by an escrow agent appointed from time to time by the Company, subject to delivery to the participant or to the Company at such times and in such amounts as shall be directed by the Committee under the terms of this Plan or the agreement of award with the participant. A participant's acceptance of an award of shares pursuant to the Plan shall constitute such participant's irrevocable power of attorney to the escrow agent to cause the transfer and delivery to the Company of any such award shares which the Committee shall direct to be so transferred and delivered pursuant to the provisions of this Plan or of the award agreement with the participant.

	 (d) Unless otherwise provided by the Committee, the voting rights on restricted shares shall belong to each participant with respect to those share awards held in escrow. Dividends, if any, on shares held in escrow shall be paid to each participant unless the Committee provides otherwise at the time of making the award.

	13.  Payments and Withholding Tax.

	(a) As to option shares, full payment for shares purchased upon exercise of an option shall be made at the time of exercise. Any federal, state or local taxes required to be paid by or withheld from the employee at the time of exercise shall also be paid or withheld prior to delivery of any shares upon such exercise. The exercise price of an option may be paid by delivering shares of the Company's Common Stock valued at current market prices in exchange for additional shares upon exercise of an employee's option. Payment may also be made by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price and, if applicable, any required federal, state and local taxes required to be collected by, or withheld by, the Company in connection with such exercise. No participant shall have any rights as a stockholder until such shares are issued upon exercise of the options.

	(b) Provision for or payment by the participant of any state, federal or local withholding taxes attributable to the exercise of an option or delivery of any award shares shall be made in a manner satisfactory to the Company. The Committee in its sole discretion may permit a participant to elect to have the Company withhold, or to tender back to the Company, the number of shares necessary to satisfy the payment of any taxes required to be paid by reason of the exercise of an option or the delivery of any award shares.

	(c) As to award shares, upon the satisfaction of any conditions for delivery to the employee otherwise set forth in the Plan or in the share award agreement with the participant, shares will be delivered to the participant only upon payment by him to the Company of the amount of any withholding tax which may be imposed thereon under the provisions of the Internal Revenue Code as then in effect or any law of any other taxing jurisdiction requiring payment of any such taxes or withholding tax. Should such participant fail to make the required payment within 30 days following the date of removal of restrictions on the delivery of such shares, such participant shall be deemed to have instructed the escrow agent to sell for such participant's account at the best price reasonably obtained as many of the shares deliverable to such participant as may be necessary to obtain the amount of the required tax payment and the balance of such shares shall then be delivered to the participant.

	14. Issuance of Shares. The provisions governing options granted and shares awarded under this Plan shall be evidenced in an appropriate agreement with each participant and shall set forth such terms, conditions, restrictions and agreements as the Committee may provide; however, no such agreement shall conflict with the terms of this Plan and, in the event of any such conflict, the provisions of this Plan shall be deemed to control.

	15. Capital Adjustments. The number of shares authorized in the aggregate for this Plan shall be adjusted, and the number of shares of Common Stock covered by each outstanding option or award granted by this Plan and the option price (where applicable) thereof shall be subject to an equitable adjustment, as determined by the Committee, to reflect any stock dividend, stock split, or share combination, or to reflect any exchange of shares, recapitalization, merger, consolidation, reorganization, liquidation, or the like, of or by the Company.

	16. Non-assignability. The options and awards granted pursuant to this Plan shall not be transferable (other than by will or by the laws of dissent and distribution) assigned, pledged or hypotheticated in any way whether by operation of law or otherwise, or be subject to execution, attachment or similar process. Upon any attempt to so transfer, assign, pledge, hypotheticate, or upon the levy by reason of any attachment or similar process, contrary to the provisions hereof, of any option or award, such option or award shall immediately become null and void. During a participant's lifetime options shall be exercisable only by, and awards deliverable only to, him or her.

	17. Termination of Options Rights and Awards. The Committee may provide for the termination of options and the revocation of share awards in the case of a participant's termination of employment with the Company or a Subsidiary corporation for cause for defalcation, theft, embezzlement, falsification of records with intent to defraud or any act involving moral turpitude or crime constituting a felony. Upon such termination of employment, the participant's rights to exercise any options granted pursuant to this Plan or to receive any shares awarded pursuant hereto shall cease. In the case of award shares the Committee shall direct the escrow agent to return all forfeited shares to the Company.

	18. Interpretation. The Committee shall interpret this Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it shall determine to be necessary or advisable for the administration hereof consistent with the purposes herein contained. The Committee shall have the power and authority to rescind, amend and modify its rules and regulations.

	19. Amendment or Discontinuation. This Plan may be amended, altered or discontinued by the Company without approval of the stockholders, except the Board of Directors shall not have the power or authority to change the employees or class of employees who are eligible to participate in the Plan, increase the aggregate number of shares which may be issued under options and awards or materially increase the benefits accruing to participants under the Plan. In the event any law, rule or regulation issued or promulgated by the Internal Revenue Service, New York Stock Exchange, Securities and Exchange Commission or other governmental agency requires the Plan to be amended, the Plan will be amended at the time and all options and awards granted and outstanding will be subject to such amendment.

	20. Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or Committee shall be deemed to give any officer or employee any right to be granted an option or award with respect to the Common Stock of the Company or to any other rights whatsoever except as may be evidenced by a stock option agreement or share award agreement and any amendment thereto, duly executed on behalf of the Company, and then only to the extent and on terms and conditions expressly set forth therein. The granting of any option or award shall neither be deemed to be an employment contract, nor create any employment relationship other than "at will".

	21. Term. Unless sooner terminated by action of the Board, this Plan shall terminate December 31, 2003 and no options or awards may be granted pursuant hereto after such date.

	22. Definitions. For purposes of this Plan, unless the context requires otherwise, the following words shall have the meanings indicated

	 	(a) "Plan" shall mean this 1994 Employee Stock Option Plan as amended from time to time in accordance with the terms thereof.

		(b) "Company" shall mean E-Systems, Inc. and its successors and assigns.

		(c) "Board" shall mean the Board of Directors of E-Systems, Inc. and its successors and assigns.

		(d) "Committee" shall mean the Compensation and Benefits Committee appointed by the Board and described in Paragraph 2., Administration, of this Plan.

		(e) "Common Stock" shall mean the $1.00 par value common stock of the Company subject to the right of the Company to change the authorized number of shares of such class and to provide no par or change in par value for such stock.

		(f) "Subsidiary corporation" shall mean any corporation (other than the employer corporation) in an unbroken chain of corporations beginning with the employer corporation if, at the time of the granting of the option or making of the award hereunder, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

	23. Effectiveness of the Plan. This Plan shall be subject to approval and ratification on or before next regular or special stockholders' meeting of the Company by the vote of the holders of the majority of the shares of stock of the Company present or represented at the meeting to which the Plan is submitted. Subject to such approval and ratification, the Plan is effective January 1, 1994. Options and awards may be granted under the Plan prior to such approval and ratification, but each such option or award granted shall be subject to the approval and ratification of the Plan by the stockholders. If the Plan shall not be so approved and ratified, all options and awards granted shall be of no effect. The date of the grant of any option or award granted prior to such approval and ratification by the stockholders shall be determined for all purposes as if the option or award had not been subject to such approval and ratification; however, no option granted may be exercised and no award made may be delivered to a participant prior to such approval and ratification.